Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 26, 2019 (June 7, 2019 as to the effects of the stock split discussed in the third paragraph of Note 1), relating to the consolidated financial statements and financial statement schedule of Grocery Outlet Holding Corp. and its subsidiaries appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California

January 27, 2020